Exhibit 5.2

January 18, 2022

BigBear.ai Holdings, Inc.

6811 Benjamin Franklin Drive, Suite 200

Columbia, Maryland 21046

Re:	Registration Statement on Form S-1 (Registration No. 333-261887), as amended (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as (i) Maryland counsel to each of NuWave Solutions, L.L.C., a Maryland limited liability company (“NuWave”), and PCI Strategic Management, LLC, a Maryland limited liability company (“PCI”), (ii) Virginia counsel to Open Solutions Group, LLC, a Virginia limited liability company (“Open Solutions”), and (iii) Utah counsel to ProModel Government Solutions, Inc., a Utah corporation (“ProModel” and together with NuWave, PCI and Open Solutions, the “Guarantors”), in connection with the registration of certain securities of BigBear.ai Holdings, Inc., a Delaware corporation of which each of the Guarantors is a subsidiary (the “Registrant”), which include $200,000,000 maximum aggregate offering price of the Registrant’s 6.00% Convertible Senior Notes due 2026 (the “Notes”) and the Guarantees (as defined herein), under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement, which was originally filed with the Securities and Exchange Commission (the “Commission”) on or about December 23, 2021. You have requested our opinion with respect to the matters set forth below.

We understand that the Notes have been issued under, and are subject to the terms of, the Indenture (as defined herein) and that each of the Guarantors, jointly and severally, will provide a full and unconditional guarantee with respect to the Notes pursuant to Article 13 of the Indenture (the “Guarantees”).

In our capacity as Maryland counsel, Virginia counsel and Utah counsel, as applicable, to the Guarantors and for purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)

the Articles of Organization of NuWave filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on September 30, 1999 and the Articles of Amendment of NuWave filed with the Department on January 28, 2021 (the “NuWave Articles of Organization”);

(ii)

the Third Amended and Restated Operating Agreement of NuWave, dated as of June 20, 2020, as amended by Amendment No. 1 to Third Amended and Restated Operating Agreement of NuWave, dated as of December 21, 2020 (the “NuWave Operating Agreement”);

BALLARD SPAHR LLP

BigBear.ai Holdings, Inc.

January 18, 2022

(iii)

the Articles of Organization of PCI filed with the Department on September 12, 2007 (the “PCI Articles of Organization” and together with the NuWave Articles of Organization, the “Maryland Articles of Organization”);

(iv)

the Second Amended and Restated Operating Agreement of PCI, dated as of December 21, 2020 (the “PCI Operating Agreement” and together with the NuWave Operating Agreement, the “Maryland Operating Agreements”);

(v)

the Articles of Entity Conversion of Open Solutions Group, Inc. filed with the Virginia State Corporation Commission (the “Commission”) on December 1, 2020, including the Plan of Entity Conversion attached thereto as Attachment A (the “Plan of Entity Conversion”), the Articles of Organization of Open Solutions attached to the Plan of Entity Conversion as Exhibit A (the “Virginia Articles of Organization”), and the Certificate of Entity Conversion issued by the Commission on December 1, 2020;

(vi)	the Amended and Restated Operating Agreement of Open Solutions, dated as of December 2, 2020 (the “Virginia Operating Agreement”);

(vii)

the Articles of Incorporation of ProModel filed with the Utah Department of Commerce, Division of Corporations & Commercial Code (the “Division”) on August 4, 1988, the Articles of Restatement of the Articles of Incorporation of ProModel filed with the Division on June 24, 1994, the Articles of Merger of ProModel filed with the Division on April 14, 2000 and the Articles of Amendment to Articles of Incorporation of ProModel filed with the Divisions on December 23, 2020 (collectively, the “Utah Articles of Incorporation”);

(viii)	the Amended and Restated Bylaws of ProModel dated as of December 21, 2020 (the “Utah Bylaws”);

(ix)	certain resolutions adopted by the board of managers or the board of directors, as applicable, of each of the Guarantors (the “Authorizing Resolutions”);

(x)

an executed copy of the Indenture, dated as of December 7, 2021 (the “Indenture”), by and among the Registrant, as issuer, the Guarantors and each of the other guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee;

(xi)

a certificate of one or more officers of each of the Guarantors, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Maryland Articles of Organization, the Maryland Operating Agreements, the Virginia Articles of Organization, the Virginia Operating Agreement, the Utah Articles of Incorporation, the Utah Bylaws and the Authorizing Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying, among other things, as to the manner of adoption of the Authorizing Resolutions and the form, approval, execution and delivery of the Indenture (which includes the Guarantees); and

BALLARD SPAHR LLP

BigBear.ai Holdings, Inc.

January 18, 2022

(xii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Guarantors) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	there are no material modifications of, or amendments to, the pertinent sections of the Indenture (which includes the Guarantee);

(d)

all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all documents submitted to us for examination are genuine; and all public records reviewed are accurate and complete;

(e)	the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(f)

the consummation of the transactions contemplated by the Indenture will result in receipt by the Guarantors of good and valuable consideration, and such transactions are fair and reasonable to the Guarantors; and

(g)

each of the parties thereto (other than the Guarantors) have duly and validly authorized, executed and delivered each instrument, document and agreement, including but not limited to the Indenture, executed in connection with the transactions contemplated by the Indenture to which such party is a signatory, and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)

The execution and delivery by each of NuWave, PCI and Open Solutions of the Indenture (which includes the Guarantees) have been duly authorized by all necessary limited liability company action on the part of each of NuWave, PCI and Open Solutions, and the Indenture (which includes the Guarantees) has been duly executed and delivered by each of NuWave, PCI and Open Solutions.

(2)

The execution and delivery by ProModel of the Indenture (which includes the Guarantees) have been duly authorized by all necessary corporate action on the part of ProModel, and the Indenture (which includes the Guarantees) has been duly executed and delivered by ProModel.

BALLARD SPAHR LLP

BigBear.ai Holdings, Inc.

January 18, 2022

The foregoing opinions are limited to the laws of the State of Maryland, the Commonwealth of Virginia and the State of Utah, and we do not express any opinion herein concerning any other laws. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, the Commonwealth of Virginia or the State of Utah, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdictions other than the State of Maryland, the Commonwealth of Virginia and the State of Utah, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes and the Guarantees. We also consent to the identification of our firm as Maryland counsel, Virginia counsel and Utah counsel to the Guarantors in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR LLP
BALLARD SPAHR LLP